                            ASSET PURCHASE AGREEMENT








                                   DATED AS OF
                               SEPTEMBER 29, 1998



                                      AMONG


                     PATIENT INFOSYSTEMS ACQUISITION CORP.,

                            PATIENT INFOSYSTEMS, INC.

                                       AND

                             HEALTHDESK CORPORATION

                                TABLE OF CONTENTS


ARTICLE 1.  TRANSFER OF ASSETS................................................ 1

            1.1    Intellectual Property...................................... 1
            1.2    Inventories................................................ 2
            1.3    Equipment and Packaged Software............................ 2
            1.4    Books and Records.......................................... 2
            1.5    Prepaid Expenses........................................... 2
            1.6    Permits, etc............................................... 2
            1.7    All Property Not Elsewhere Described....................... 2
            1.8    Excluded Assets............................................ 2

ARTICLE 2.  PURCHASE PRICE.................................................... 3

            2.1    Payment of Purchase Price.................................. 3
            2.2    Allocation of Purchase Price............................... 3

ARTICLE 3.  THE CLOSING....................................................... 4


ARTICLE 4.  ASSUMPTION OF LIABILITIES......................................... 4


ARTICLE 5.  EXCISE AND PROPERTY TAXES......................................... 4


ARTICLE 6.  REPRESENTATIONS AND WARRANTIES OF SELLER.......................... 4

            6.1    Organization, Good Standing and Qualification.............. 5
            6.2    Financial Statements....................................... 5
            6.3    Absence of Specified Changes............................... 5
            6.4    Taxes...................................................... 7
            6.5    Real Property.............................................. 7
            6.6    Inventories................................................ 7
            6.7    Intellectual Property...................................... 8
            6.8    Trade Secrets.............................................. 8
            6.9    Title to Assets............................................ 8
            6.10   Customers and Sales........................................ 8
            6.11   Existing Employment Contracts.............................. 9
            6.12   Insurance Policies......................................... 9
            6.13   Other Contracts............................................ 9
            6.14   Compliance with Laws....................................... 9
            6.15   Litigation................................................ 10
            6.16   Assets Sufficient for Conduct of Business................. 10
            6.17   Agreement Will Not Cause Breach or Violation.............. 10
            6.18   Authority and Consents.................................... 10
            6.19   Interest in Customers, Suppliers and Competitors.......... 10
            6.20   Employee Identification and Compensation.................. 11
            6.21   No Subsidiaries........................................... 11
            6.22   Environmental Matters..................................... 11
            6.23   Employee Benefit Plans.................................... 12

            6.24   Product Warranties........................................ 13
            6.25   Software.................................................. 13
            6.26   Documents Delivered....................................... 14
            6.27   Full Disclosure........................................... 14

ARTICLE 7. REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT................ 14

            7.1    Organization.............................................. 14
            7.2    Authority and Consents.................................... 14
            7.3    Agreement Will Not Cause Breach Or Violation.............. 14

ARTICLE 8. OBLIGATIONS OF THE PARTIES BEFORE CLOSING......................... 15

            8.1    Buyer's Access to Premises and Information................ 15
            8.2    Conduct of Business in Normal Course...................... 15
            8.3    Preservation of Business and Relationships................ 15
            8.4    Maintenance of Insurance.................................. 15
            8.5    Employees and Compensation................................ 16
            8.6    New Transactions.......................................... 16
            8.7    Payment of Liabilities and Waiver of Claims............... 16
            8.8    Existing Agreements....................................... 16
            8.9    Consent of Others......................................... 16
            8.10   Representations and Warranties True at Closing............ 17
            8.11   Sales and Use Tax on Prior Sales.......................... 17
            8.12   Statutory Filings......................................... 17
            8.13   Negotiations with Certain Customers....................... 17
            8.14   License Agreement......................................... 17
            8.15   Sublease.................................................. 17

ARTICLE 9. CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE....................... 17

            9.1    Accuracies of Seller's Representations  and Warranties.... 18
            9.2    Absence of Liens.......................................... 18
            9.3    Seller's Performance...................................... 18
            9.4    Certification by Seller................................... 18
            9.5    Assignment and Assumption Agreements...................... 18
            9.6    Bill of Sale.............................................. 18
            9.7    Opinion of Seller's Counsel............................... 18
            9.8    Absence of Litigation..................................... 18
            9.9    Corporate Approval........................................ 19
            9.10   Good Standing Certificate................................. 19
            9.11   Consents.................................................. 19
            9.12   Approval of Documentation................................. 19
            9.13   Employment Arrangements................................... 19
            9.14   Bulk Transfer Notice...................................... 19
            9.15   Change of Corporate Name.................................. 19
            9.16   Condition of Assets....................................... 19
            9.17   MIIX Agreement............................................ 19
            9.18   HBOC Agreement............................................ 19

ARTICLE 10. CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE..................... 19

            10.1  Accuracy of Buyer's Representations and Warranties......... 20
            10.2  Buyer's and Parent's Performance........................... 20
            10.3  Payment of Purchase Price.................................. 20

ARTICLE 11. OBLIGATIONS OF THE PARTIES AFTER THE CLOSING..................... 20

            11.1  Preservation of Goodwill................................... 20
            11.2  Change of Name............................................. 21
            11.3  Access to Records.......................................... 21
            11.4  Nonsolicitation of Employees............................... 21
            11.5  Further Assurances......................................... 21
            11.6  Termination of IAC Contract................................ 21

ARTICLE 12. INDEMNIFICATION.................................................. 21

            12.1. Indemnification by Seller.................................. 21
            12.2. Indemnification by Buyer................................... 22
            12.3. Notice and Defense of Third Party Claims................... 22

ARTICLE 13. COSTS............................................................ 23

            13.1  Finder's or Broker's Fees.................................. 23
            13.2  Expenses................................................... 23

ARTICLE 14. FORM OF AGREEMENT................................................ 23

            14.1  Headings................................................... 23
            14.2  Entire Agreement; Modification; Waiver..................... 23
            14.3  Counterparts............................................... 23

ARTICLE 15. PARTIES.......................................................... 23

            15.1  Parties in Interest........................................ 23
            15.2  Assignment................................................. 24

ARTICLE 16. TERMINATION...................................................... 24

            16.1. Termination by Mutual Consent.............................. 24
            16.2. Termination by Buyer or Seller............................. 24
            16.3. Effect of Termination...................................... 24

ARTICLE 17. NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES............ 25


ARTICLE 18. NOTICES.......................................................... 25


ARTICLE 19. GOVERNING LAW.................................................... 26


ARTICLE 20. MISCELLANEOUS.................................................... 26

            20.1  Recovery of Litigation Costs............................... 26
            20.2  Announcements.............................................. 26
            20.3  References................................................. 26

         This Asset Purchase Agreement (the "Agreement"), dated as of September 29, 1998 among PATIENT INFOSYSTEMS ACQUISITION CORP., a Delaware corporation ("Buyer"), PATIENT INFOSYSTEMS, INC., a Delaware corporation ("Parent"), and HEALTHDESK CORPORATION, a California corporation ("Seller").

                                   WITNESSETH:

         WHEREAS, Seller owns certain assets which it uses in the operation of its business being generally the design, development and marketing of the HealthDesk Online software, the CareTeam Connect software and software related products for use in the healthcare, wellness and disease management industries (such business currently operated by Seller being referred to herein as the "Business").

         WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer, on the terms and subject to the conditions of this Agreement, substantially all of the assets and properties used in the Business, other than certain excluded assets described below.

         THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties agree as follows:

ARTICLE 1. TRANSFER OF ASSETS

         Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from Seller at the Closing described in Article 3 hereof, all the assets, properties and business of Seller of every kind, character and description, whether tangible, intangible, real, personal or mixed, and wherever located (but excluding any assets specifically excluded in the following Sections of this Article 1), all of which are sometimes collectively referred to in this Agreement as the "Assets," including, but not limited to, the following:

         1.1 Intellectual Property. All trade names (including, but not limited to, the name "HealthDesk"), trademarks, service marks, copyrights, patents, patent rights, inventions, licenses, computer programs (regardless of state of completion and including all work product), brand names, trade secrets, technical know-how, goodwill and other intangibles (including without limitation
(i) tort or insurance proceeds arising out of any damage or destruction of any of the Assets between the date of this Agreement and the Closing Date (as hereinafter defined), (ii) all right, title and interest of Seller in the license and service agreements identified on Schedule 1.1(the "License Agreements"), (iii) the intellectual property identified on Schedule 6.7, and
(iv) the software identified on Schedule 6.25 and all programs, designs and documentation for such software used by Seller in (or owned by Seller and useful in) the operation of the Business) (the assets described in this Section 1.1, collectively, the "Intellectual Property");

         1.2 Inventories. All of Seller's finished goods and raw materials (whether expensed or not), including work in process, shrink wraps, CD roms, spare parts and repair materials that are actually on hand with Seller as of the Closing Date, an approximate summary of which items currently on hand is attached hereto as Schedule 1.2 (hereinafter referred to collectively as the "Inventories");

         1.3 Equipment and Packaged Software. Seller's office equipment and computer hardware specifically set forth on Schedule 1.3 (the "Equipment") and the Packaged Software listed on Schedule 1.3a (the "Packaged Software");

         1.4 Books and Records. All papers, computerized databases, files and records in Seller's care, custody or control relating to any or all of the above described Assets and the operation thereof, including, but not limited to, all blueprints and specifications, product designs, marketing materials, demonstration packages and product materials, environmental control records, sales records, marketing materials, maintenance and production records, and plans and designs of buildings, structures, fixtures and equipment, but excluding personnel and labor relations records and accounting and financial records;

         1.5 Prepaid Expenses. All prepaid expenses and other prepaid items relating to any of the Assets and the operation of the Business;

         1.6 Permits, etc. All permits, licenses, franchises, consents or authorizations issued by, and all registrations and filings with, any governmental agency in connection with the Business, whenever issued or filed, excepting only those which by law or by their terms are non-transferable and those which have expired; and

         1.7 All Property Not Elsewhere Described. All other properties of Seller of every kind, character or description owned, used or held for use (whether or not exclusively) in connection with the Business, wherever located and whether or not similar to the things set forth elsewhere in this Article 1, but excluding any assets specifically excluded in this Article 1.

         1.8 Excluded Assets. The following assets are specifically excluded from the assets being purchased by Buyer pursuant to this Agreement (collectively, the "Excluded Assets"):

         (a) all furniture, PCs, laptops and office equipment not specifically set forth on Schedule 1.3;

         (b) all cash, bank balances, money in possession of banks and other depositories, including security deposits with landlords and equipment lessors, and similar cash items held by or for the account of Seller;

         (c) all of Seller's accounts receivable;

         (d) Seller's franchise as a corporation, its articles of incorporation, corporate seal, minute books and stock books, stock transfer records and similar records relating to Seller's organization, existence or capitalization, and the capital stock of Seller and all other records which Seller is required by law to keep in its possession;

         (e) Seller's federal, state and local tax returns and rights to refunds, if any; and

         (f) Seller's rights relating to its proposed acquisition of MCInformatics ("MCI") and any assets acquired in connection with such acquisition. The term "Business" as used herein expressly excludes any matter relating to MCI.

ARTICLE 2. PURCHASE PRICE

         2.1 Payment of Purchase Price. In consideration for the transfer and assignment by Seller of the Assets and in consideration of the representations, warranties and covenants of Seller set forth herein, Buyer shall, subject to the conditions set forth herein,

             (a) deliver to Seller at the Closing (as hereinafter defined) the sum of (i) $500,000, representing payment for the Assets other than the Equipment; (ii) $115,040, representing payment for the Equipment (such sums collectively referred to as the "Purchase Price"); and
                       (iii) $11,238, representing payment for the Packaged Software, payable in cash as more fully described in
                       Section 10.3 hereof; and

             (b) assume and discharge, and shall indemnify Seller against, liabilities and obligations of Seller under the leases, contracts or other agreements, if any, specified on
                       Schedule 1.1. and Schedule 4 but only to the extent that such liabilities or obligations accrue on or after the Closing Date.

         2.2 Allocation of Purchase Price. The parties shall determine and agree upon the allocation of the Purchase Price at, or prior to, the Closing and such allocation will be used by the parties in reporting the transaction contemplated by this Agreement for federal and state tax purposes.

ARTICLE 3. THE CLOSING.

         The closing of the purchase and sale of the Assets by Seller to Buyer (the "Closing") shall take place at the offices of Gibbons, Del Deo, Dolan, Griffinger & Vecchione, One Riverfront Plaza, Newark, New Jersey 07102-5497, at 10:00 a.m. local time, within five days of satisfying the conditions to closing set forth herein, or at such other place and/or time as the parties may agree in writing (the "Closing Date"). If on the original or any postponed Closing Date Seller shall have been unable to obtain all waivers and consents of private parties and governmental agencies required by this Agreement, then Buyer, on written notice, may postpone the Closing to a time not later than November 30, 1998.

ARTICLE 4. ASSUMPTION OF LIABILITIES

         Buyer is not assuming any debt, liability or obligation of Seller, whether known or unknown, fixed or contingent (including without limitation the litigation set forth on Schedule 6.15), except as herein specifically otherwise provided. Seller agrees to indemnify and hold Buyer harmless against all debts, claims, liabilities and obligations of Seller not expressly assumed by Buyer hereunder, and to pay any and all attorneys' fees and legal costs reasonably incurred by Buyer, its successors and assigns in connection therewith. Buyer shall have the benefit of and shall perform and assume the License Agreements and all leases, contracts and agreements, if any, specifically listed on
Schedule 4, in accordance with the terms and conditions thereof, except to the extent modifications are specifically set forth on such Schedule 4 and except to the extent set forth in the assignments or assignment and assumption agreements for such leases, contracts and agreements.

ARTICLE 5. EXCISE AND PROPERTY TAXES

         Buyer shall pay all sales, use and transfer taxes arising out of the transfer of the Assets and shall pay its portion, prorated as of the Closing Date, of state and local real and personal property taxes of the Business. Buyer shall not be responsible for any business, occupation, withholding or similar tax, or for any taxes of any kind related to any period before the Closing Date.

ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF SELLER.

         Except as set forth in the Schedules delivered by Seller concurrently with the execution of this Agreement and incorporated herein, Seller hereby represents and warrants to Buyer and Parent that the following facts and circumstances are and, except as contemplated hereby, at all times up to the Closing Date, will be true and correct, and hereby acknowledge that such facts and circumstances constitute the basis upon which Buyer and Parent are induced to enter into and perform this Agreement. Each warranty set forth in this
Article 6 shall survive the Closing and any investigation made by or on behalf of Buyer and Parent.

         6.1 Organization, Good Standing and Qualification. Seller is a corporation duly organized, validly existing, and in good standing under the laws of California, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to transact intrastate business and is in good standing in all jurisdictions in which the nature of its business or of its properties makes such qualification necessary.

         6.2 Financial Statements.

         (a) Seller has timely filed with the Securities and Exchange Commission
             (i) the balance sheet of Seller as of December 31, 1997, and the related statement of income and retained earnings for the year then ending, certified by Coopers & Lybrand L.L.P. (now known as PricewaterhouseCoopers LLP), Seller's independent certified public accountants, and (ii) the unaudited balance sheet of Seller as of June 30, 1998, together with related unaudited statement of income and retained earnings for the three month period then ending, [certified by the chief financial officer of Seller.] Such financial statements are referred to as the "Financial Statements."

         (b) The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently followed by Seller throughout the periods indicated, and fairly present the financial position of Seller as of the respective dates of the balance sheets included in the Financial Statements, and the results of its operations for the respective periods indicated. Seller has no liabilities or obligations of any nature (known or unknown, absolute, accrued, contingent or otherwise) of the type required to be reflected or disclosed in a balance sheet (or the notes thereto) prepared in accordance with GAAP that were not fully reflected or reserved against in the Financial Statements.

         6.3 Absence of Specified Changes. Since June 30, 1998, except as set forth on Schedule 6.3, there has not been any:

             (a) Transaction by Seller except in the ordinary course of business as conducted on that date;

             (b)  Capital expenditure by Seller exceeding $25,000;

             (c) Adverse change in the financial condition, liabilities, assets, business or prospects of Seller;

             (d) Destruction, damage to, or loss of any assets of Seller (whether or not covered by insurance) that adversely affects the financial condition, business or prospects of Seller;

             (e) Labor trouble or other event or condition of any character adversely affecting the financial condition, business, assets or prospects of Seller;

             (f) Change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by Seller;

             (g)  Revaluation by Seller of any of its assets;

             (h) Increase in the salary or other compensation payable or to become payable by Seller to any of its officers, directors or employees, or the declaration, payment or commitment or obligation of any kind for the payment by Seller of a bonus or other additional salary or compensation to any such person;

             (i) Sale or transfer of any asset of Seller, except in the ordinary course of business;

             (j) Execution, creation, amendment or termination of any contract, agreement or license to which Seller is a party and which is proposed to be assigned hereunder, except in the ordinary course of business;

             (k) Loan by Seller to any person or entity, or guaranty by Seller of any loan;

             (l) Waiver or release of any right or claim of Seller, except in the ordinary course of business;

             (m)  Mortgage, pledge or other encumbrance of any asset of Seller;

             (n) Other event or condition of any character that has or might reasonably have an adverse effect on the financial condition, business, assets or prospects of Seller; or

             (o) Agreement by Seller to do any of the things described in the preceding clauses (a) through (n).

         6.4 Taxes. Seller has filed or caused to be filed all federal, state and local tax returns and reports that are or were required to be filed by or with respect to Seller, pursuant to applicable law. All such returns were correct and complete in all respects. Seller has paid, or has provided for the payment of, all taxes that have or may have become due pursuant to those tax returns or otherwise, or pursuant to any assessment received by Seller, except such taxes, if any, as are listed in Schedule 6.4 and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Financial Statements. Except as set forth in
Schedule 6.4, no audit of any tax return of Seller is in progress or, to Seller's knowledge, threatened; no director, officer or employee of Seller responsible for tax matters expects any governmental authority to assess any additional taxes for any period for which tax returns have been filed; and no waiver or agreement by Seller is in force for the extension of time for the assessment or payment of any tax. To Seller's knowledge, no claim has ever been made by any governmental authority in a jurisdiction where Seller does not file tax returns that it is or may be subject to taxation by that jurisdiction.

                  Seller has withheld and paid or collected and remitted all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, supplier, vendor, creditor, stockholder or other third party. There is no dispute or claim concerning any tax liability of Seller, (i) claimed or raised by any governmental authority in writing or (ii) as to which Seller or the directors and officers of Seller has knowledge. As of the date hereof, there have been no, and Seller has no knowledge of any, threatened or intended reappraisals by any governmental authority with respect to the value of the Assets.

         6.5 Real Property. Seller does not own any real property.

         6.6 Inventories. The Inventories consist of items of a quality and quantity useable, salable or rentable in the ordinary course of business by Seller, except for obsolete and slow-moving items and items below standard quality, all of which have been written down on the books of Seller to net realizable market value or have been provided for by adequate reserves. All items included in the Inventories are the property of Seller, except for sales made in the ordinary course of business; for each of these sales either the purchaser has made full payment or the purchaser's liability to make payment is reflected in the books of Seller. No items included in the Inventories have been pledged as collateral or are held by Seller on consignment from the others. All the Inventories are free of defects and, to the extent that they consist of finished or semi-finished goods, also comply with the specifications submitted by the purchasers thereof.

         6.7 Intellectual Property. Schedule 6.7 lists all of the Intellectual Property owned or used by Seller in connection with the Business (other than shrink wrap software generally available to the public). No person (other than Seller) owns any Intellectual Property, the use of which is necessary or contemplated in connection with the performance of any contract to which Seller is a party, except manufacturer's trademarks and trade names on goods sold in Seller's Business. Except as set forth in Schedule 6.7 or 6.15, there have not been any administrative, judicial arbitration, or other adversary proceedings concerning the Intellectual Property. Seller does not violate or infringe on any intellectual property or personal right of any person, firm or corporation, and Seller has not infringed and is not now infringing on any intellectual property or other right belonging to any person, firm or corporation. Except as set forth in Schedule 6.7 or Schedule 1.1, Seller is not a party to any license, agreement or arrangement, whether as licensee, licensor or otherwise, with respect to any Intellectual Property.

         6.8 Trade Secrets. Seller has taken all reasonable security measures to protect the secrecy, confidentiality and value of all trade secrets used by Seller (or owned by Seller and useful in) the operation of the Business. Any of its employees and any other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed these secrets, or who have knowledge of or access to information relating to them, have been put on notice and have entered into appropriate agreements that these secrets are proprietary to Seller and are not to be divulged or misused. All these trade secrets are presently valid and protectible, and are not part of the public knowledge or literature, nor to Seller's knowledge have they been used, divulged or appropriated for the benefit of any past or present employees or other persons, or to the detriment of Seller.

         6.9 Title to Assets. Seller has good and marketable title to all the Assets and its interests in the Assets, whether real, personal, mixed, tangible or intangible, which constitute all the Assets and interests in Assets that are used in the Business. All the Assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions or restrictions, except for (i) those disclosed in
Schedule 6.9; (ii) the lien of current taxes not yet due and payable; and (iii) possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of these assets, nor materially impair business operations. All the Assets are in good operating condition and repair, ordinary wear and tear excepted. Seller is in possession of all premises leased to it from others. Neither any officer, director or employee of Seller, nor any spouse, child or other relative of any of these persons, owns, or has any interest, directly or indirectly, in any of the real or personal property owned by or leased to Seller or any Intellectual Property or trade secrets licensed by Seller.

         6.10 Customers and Sales. Schedule 6.10 to this Agreement is a correct and current list of all customers of Seller. Except as indicated in Schedule 6.10, Seller has no information and is not aware of any facts indicating that any of these customers intend to cease doing business with Seller or materially alter the amount of the business that they are presently doing with Seller.

         6.11 Existing Employment Contracts. Schedule 6.11 to this Agreement is a list of all employment contracts and collective bargaining agreements, and all pension, bonus, profit-sharing, stock option or other agreements or arrangements providing for employee remuneration or benefits to which Seller is a party or by which Seller is bound. All of these contracts and arrangements are in full force and effect, and neither Seller nor any other party is in default under them. There have been no claims of defaults and, to Seller's knowledge, there are no facts or conditions which if continued, or on notice, will result in a default under these contracts or arrangements. There is no pending or, to Seller's knowledge, threatened labor dispute, strike or work stoppage affecting the Business.

         6.12 Insurance Policies. Seller has maintained and now maintains (i) insurance on all the Assets of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (ii) adequate insurance protection against all liabilities, claims and risks against which it is customary to insure, including without limitation earthquakes as to properties located in California.

         6.13 Other Contracts. Except as set forth in Schedule 1.1 or Schedule 4, Seller is not a party to, nor are the Assets bound by, any license or service agreement, any output or requirements agreement, any agreement not entered into in the ordinary course of business, any indenture, mortgage, deed of trust, lease or any other agreement that is unusual in nature, duration or amount (including without limitation any agreement requiring the performance by Seller of any obligation for a period of time extending beyond one year from the Closing Date or calling for consideration of more than $25,000 or requiring purchases at prices in excess of, or sales at prices lower than, prevailing market prices). All contracts which will be assigned to or assumed by Buyer under this Agreement are valid and binding upon the parties thereto. There is no default or event that, with notice or lapse of time or both, would constitute a default by any party to any of the agreements listed in Schedule 1.1 or Schedule
4. Seller has not received notice that any party to any of the agreements listed in Schedule 1.1 or Schedule 4 intends to cancel or terminate any of these agreements or to exercise or not exercise any options under any of these agreements.

         6.14 Compliance with Laws. Seller has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations (including without limitation any applicable environmental, health, building, zoning or other law, ordinance or regulation) affecting its properties or the operation of the Business. Seller is in possession of all permits, licenses, franchises, consents or authorizations issued by and in compliance with all registrations and filings required by any governmental authority in connection with the Business or the Assets. All of such permits, licenses, franchises and authorizations are valid and in full force and effect.

         6.15 Litigation. Except as set forth in Schedule 6.15, there is no suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation, pending or, to Seller's knowledge, threatened against or affecting Seller, or any of its business, assets or financial condition. The matters set forth in Schedule 6.15, if decided adversely to Seller, will not result in a material adverse change in the business, assets or financial condition of Seller. Seller has furnished or made available to Buyer copies of all relevant court papers and other documents relating to the matters set forth in Schedule 6.15. Seller is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality. Except as set forth in Schedule 6.15, Seller is not presently engaged in any legal action to recover moneys due to it or damages sustained by it.

         6.16 Assets Sufficient for Conduct of Business. The Assets, together with the Excluded Assets, constitute all of the assets required for Buyer to conduct the Business as it is presently conducted.

         6.17 Agreement Will Not Cause Breach or Violation. Neither the entry into this Agreement nor the consummation of the transactions contemplated hereby will result in or constitute any of the following: (i) a breach of any term or provision of this Agreement; (ii) a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of the certificate of incorporation or bylaws of Seller or of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust or other agreement, instrument or arrangement to which Seller is a party or by which Seller or the Assets are bound; (iii) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation; (iv) the creation or imposition of any lien, charge or encumbrance on any of the Assets; or (v) the violation of any law, regulation, ordinance, judgment, order or decree applicable to or affecting Seller or the Assets.

         6.18 Authority and Consents. Seller has the right, power, legal capacity and authority to enter into, and perform its obligations under, this Agreement, and, except as set forth on Schedule 6.18, no approvals or consents of any persons other than the stockholders of Seller are necessary in connection with it. The execution and delivery of this Agreement and the consummation of this transaction by Seller have been, or prior to the Closing will have been, duly authorized by all necessary corporate action of Seller (including any necessary action by Seller's stockholders). This Agreement constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

         6.19 Interest in Customers, Suppliers and Competitors. Except as set forth in Schedule 6.19, neither Seller nor any officer or director of Seller, nor, to Seller's knowledge, any spouse or child of any of them, has any direct or indirect interest in any competitor, supplier or customer of Seller or in any person with whom Seller is doing business (excluding ownership of less than 10% of any corporation or other entity traded publicly).

         6.20 Employee Identification and Compensation. Schedule 6.20 contains a list of the names of all current officers, directors, employees and manufacturer's representatives of Seller, stating the rates of compensation payable to each and setting forth all vacation time, sick leave and other paid time off accrued for each of them through the Closing Date. No other person, except accountants, auditors and attorneys, regularly performs compensable services for Seller.

         6.21 No Subsidiaries. Seller has no subsidiaries.

         6.22 Environmental Matters.

              (a) Except as set forth in Schedule 6.22, to Seller's knowledge, there have not been any activities on or at the real property leased by the Seller at 2560 9th Street, Suite 220, Berkeley, California or any other real property by Seller (the "Real Property") or at any time during which such property was owned or leased by Seller or at any time prior thereto involving the use, generation, treatment, storage, or Disposal of any Hazardous Substances or Petroleum Products in violation of applicable Environmental Laws (as defined below).

              (b) Except as set forth in Schedule 6.22, to Seller's knowledge, there have not been any Releases or threatened Releases of any Hazardous Substances or Petroleum Products at or from the Real Property at any time during which such property was occupied by Seller or at any time prior thereto that (i) would be in violation of applicable Environmental Laws; or (ii) could give rise to an action to compel an investigation and/or cleanup or to pay material civil administrative fines, penalties or other damages.

              (c) Except as set forth in Schedule 6.22, to Seller's knowledge, there have not been any Hazardous Substances or Petroleum Products located in or on the Real Property at any time during which such property was leased by Seller or at any time prior thereto that (i) would be in violation of applicable Environmental Laws; or (ii) could reasonably be expected to give rise to an action to compel a investigation and/or cleanup or to pay civil administrative fines, penalties or other damages;

              (d) Except as set forth in Schedule 6.22, (i) Seller is now and has been at all times in compliance with all Environmental Laws; (ii) there are no pending environmental litigation, enforcement actions, administrative orders or notices of violation brought under any Environmental Law and Seller does not know of any threats of such litigation, enforcement actions, administrative orders or notices of violation; (iii) Seller has not received any request for information, notice of claim, demand or other notification that it may be potentially responsible for any threatened or actual Release of Hazardous Substance or Petroleum Products; and (iv) Seller has all material permits, licenses, orders, approvals, authorizations, concessions or franchises or every governmental authority having jurisdiction under an Environmental Law required to conduct the Business substantially as it is currently being conducted. All such permits, licenses, orders, approvals, authorizations, concessions and franchises are listed on Schedule 6.22 and are in full force and effect, and, to Seller's knowledge, there is no state of facts or event which could reasonably be expected to form the basis for any revocation, non-renewal or any such permit or authorization.

              (e) Capitalized terms used in this Section 6.22 shall have the following meanings:

         "Environmental Laws" means any federal, state or local law, regulation, ordinance or order pertaining to the protection of natural resources, the environment and the health and safety of the public, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Sections 9601 et seq., the Resource Conservation and Recovery Act ("RCRA"), as amended, 42 U.S.C. Sections 6901 et seq., the Hazardous Material Transportation Act, as amended, 49 U.S.C. Sections 1801 et seq., the Occupational Safety and Health Act, as amended, 29 U.S.C. Sections 651 et seq., California Health & Safety Code Sections 19015 and Sections 25300 et seq., California Civil Code Sections 1102 et seq., and Section 2079, California Civil Procedure Code Section 726 and California Business and Professional Code
Section 7180 et seq.

         "Hazardous Substances" means any oil, flammable substances, explosives, hazardous wastes or substances (including polychlorinated biphenyls), toxic wastes or substances or any other wastes.

         "Hazardous Wastes" means hazardous wastes as defined by RCRA and the regulations thereunder.

         "Disposal" means disposal as defined by RCRA and the regulations thereunder.

         "Petroleum Products" means petroleum, gasoline, oil, fuel oil, diesel fuel and petroleum solvents.

         "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, placing, discharging, injecting, escaping, dumping or disposing into the environment, whether intentional or unintentional.

         6.23 Employee Benefit Plans

              (a) Schedule 6.23 sets forth a true and complete list of all written and oral Employee Benefit Plans (as defined below) and other programs, commitments or funding arrangements maintained by Seller or to which Seller is a party, in respect of, or which otherwise cover or benefit, any Subject Employees (as defined below) or their beneficiaries.

              (b) Except for the Employee Benefit Plans identified in Schedule 6.23, there is no "employee pension benefit plan", "employee welfare benefit plan" or "employee benefit plan" within the meaning of Sections 3(1), 3(2) and 3(3) of the ERISA. No Employee Benefit Plan to which Seller or any ERISA Affiliate (as hereinafter defined) has maintained or contributed to is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the "Code").

              (c) Capitalized terms used in this Section 6.23 shall have the following meanings:

              "Employee Plan" includes all pension, retirement, disability, medical, dental or other health insurance plans, life insurance or other death benefit plans, profit sharing, deferred compensation, stock option, bonus or other incentive plans, vacation benefit plans, severance plans or other employee benefit plans or arrangements, including, without limitation, any pension plan as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any welfare plan as defined in Section 3(1) of ERISA, whether or not funded, covering any Subject Employee or to which Seller is a party or bound or makes or has made any contribution or by which Seller may have any liability to any Subject Employee (including any such plan formerly maintained by or in connection with which Seller may have any liability to any Subject Employee, and any such plan which is a multiemployer plan as defined in
Section 3(37) (A) of ERISA).

              "ERISA Affiliate" means a trade or business (whether or not incorporated) which is under common control with Seller within the meaning of Sections 414(b) and 414(c) of the Code or the regulations promulgated thereunder.

              "Subject Employee" includes all current or former officers, directors, employees or consultants who are or were employed or otherwise compensated in connection with activities involving the Assets being purchased.

         6.24 Product Warranties. To Seller's knowledge, no person has asserted any claim or has any reasonable basis for any claim relating to warranties or guaranties with respect to any product, service or contract for Software (as defined in Section 6.25) sold or provided by Seller.

         6.25 Software. Seller owns or is licensed to use all computer software (including databases and related documentation ("Software")) which is material to the conduct of the Business, a list of which is included on Schedule 6.25. Except for non-customized software readily available from multiple sources, Seller is not subject to any commitment to pay royalties or other fees for the use of the Software. To Seller's knowledge, no person or entity is materially interfering with or infringing upon, and no person or entity has misappropriated any of, the Software or source-code owned by Seller ("Owned Software"). To Seller's knowledge, none of such Owned Software infringes upon, is a misappropriation of, or otherwise conflicts with, any patent, copyright, trade secret or other proprietary right of any person.

         6.26 Documents Delivered. Each copy or original of any agreement, contract or other instrument which is identified in any exhibit delivered by Seller or its counsel to Buyer (or its counsel or representatives), whether before or after the execution of this Agreement, is in fact what it is purported to be by Seller and has not been amended, canceled or otherwise modified.

         6.27 Full Disclosure. None of the representations and warranties made by Seller or made in any letter, certificate or memorandum furnished or to be furnished by Seller, or on its behalf, contains or will contain any untrue statement of a material fact, or omits any material fact the omission of which would make the statements made misleading. There is no fact known to Seller which materially adversely affects, or in the future may (so far as Seller can now reasonably foresee) materially adversely affect, the condition, Assets, liabilities, business, operations or prospects of Seller that has not been set forth herein or heretofore communicated to Buyer in writing pursuant hereto.

ARTICLE 7. REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

         Buyer and Parent hereby represent and warrant to Seller that the following facts and circumstances are true and correct, and hereby acknowledge that such facts and circumstances constitute the basis upon which Seller is induced to enter into and perform this Agreement. Each warranty set forth in this Article 7 shall survive the Closing, as set forth in Article 17.

         7.1 Organization. Each of Buyer and Parent is a corporation duly organized, existing and in good standing under the laws of Delaware.

         7.2 Authority and Consents. Each of Buyer and Parent has the right, power, legal capacity and authority to enter into, and perform its obligations under, this Agreement, and no approvals or consents of any persons other than Buyer and Parent, as applicable, are necessary in connection with it. The execution and delivery of this Agreement and the consummation of this transaction by Buyer or Parent, as the case may be, has been duly authorized by all necessary corporate action of Buyer or Parent, as the case may be. The execution and delivery of this Agreement and the consummation of this transaction by Buyer and Parent have been duly authorized by all necessary corporate action of Buyer or Parent, as the case may be. This Agreement constitutes a legal, valid and binding obligation of each of Buyer and Parent enforceable in accordance with its terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

         7.3 Agreement Will Not Cause Breach Or Violation. Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, will result in or constitute any of the following: (i) a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of the articles of incorporation or bylaws of Buyer or Parent or of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust or other agreement, instrument or arrangement to which Buyer or Parent is a party or by which Buyer or Parent is bound; (ii) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation; or (iii) the violation of any law, regulation, ordinance, judgment, order or decree applicable to or affecting Buyer or Parent, other than violations, conflicts, breaches, terminations, accelerations and defaults which could not reasonably be expected to have a material adverse effect on Buyer's or Parent's ability to perform their respective obligations under this Agreement.

ARTICLE 8. OBLIGATIONS OF THE PARTIES BEFORE CLOSING.

         The parties covenant and agree that, except as otherwise agreed in writing by the parties, from the date of this Agreement until the Closing:

         8.1 Buyer's Access to Premises and Information. Buyer, Parent and their counsel, accountants and other representatives shall be entitled to have full access during normal business hours to all of Seller's properties, books, accounts, records, contracts and documents of or relating to the Assets. Seller shall furnish or cause to be furnished to Buyer, Parent and their representatives all data and information concerning the Business, and the finances and properties of Seller that may reasonably be requested.

         8.2 Conduct of Business in Normal Course. Seller shall carry on its business and activities diligently and in substantially the same manner as they previously have been carried on, and shall not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting or operation that will vary materially from the methods used by Seller as of the date of this Agreement.

         8.3 Preservation of Business and Relationships. Seller shall use its best efforts, without making any commitments on behalf of Buyer, to preserve its business organization intact, to keep available to Seller its present officers and employees, and to preserve its present relationships with suppliers, customers and others having business relationships with it.

         8.4 Maintenance of Insurance. Seller shall continue to carry its existing insurance, subject to variations in amounts required by the ordinary operations of the Business. At the request of Buyer and at Buyer's sole expense, the amount of insurance against fire and other casualties which, at the date of this Agreement, Seller carries on any of the Assets or in respect of its operations shall be increased by such amount or amounts as Buyer shall specify.

         8.5 Employees and Compensation. The parties acknowledge and agree that certain employees of Seller listed in Section 9.11 shall be terminated by Seller and offered employment by Buyer prior to the Closing. Seller shall permit Buyer to contact Seller's employees at all reasonable times for the purpose of discussing with such employees prospective employment by Buyer on or after the Closing Date, and Seller shall use its best efforts to encourage all employees of Seller to accept any employment offered by Buyer.

         8.6 New Transactions. Except for transactions contemplated by Seller's proposed acquisition of MCI, Seller shall not do or agree to do any of the following acts:

             (a) Enter into any contract, commitment or transaction not in the usual and ordinary course of the Business; or

             (b) Enter into any contract, commitment or transaction in the usual and ordinary course of business involving an amount exceeding $25,000, individually, or $50,000 in the aggregate; or

             (c) Make any capital expenditures in excess of $25,000 for any single item or $50,000 in the aggregate, or enter into any leases of capital equipment or property under which the annual lease charge is in excess of $25,000; or

             (d) Sell or dispose of any capital assets with a net book value in excess of $25,000 individually, or $50,000 in the aggregate.

         8.7 Payment of Liabilities and Waiver of Claims. Seller shall not do, or agree to do, any of the following acts: (i) pay any obligation or liability, fixed or contingent, other than current liabilities; (ii) waive or compromise any right or claim; or (iii) cancel, without full payment, any note, loan or other obligation owing to Seller.

         8.8 Existing Agreements. Seller shall not modify, amend, cancel or terminate any of the contracts or agreements to be assigned to Buyer pursuant to this Agreement, or agree to do any of those acts.

         8.9 Consent of Others. As soon as reasonably practical after the execution and delivery of this Agreement, and in any event on or before the Closing Date, Seller shall obtain the written consent of the persons described in Schedule 6.18 to this Agreement in form and substance satisfactory to Buyer and shall furnish to Buyer executed copies of those consents.

         8.10 Representations and Warranties True at Closing. Seller shall use its best efforts to assure that all representations and warranties of Seller set forth in this Agreement and in any written statements delivered to Buyer by Seller under this Agreement will also be true and correct as of the Closing Date as if made on that date and that all conditions precedent to Closing shall have been met. Seller shall promptly disclose to Buyer any information contained in the Schedules to this Agreement which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Seller or the Schedules hereto for the purposes of Article 12 hereof, unless Buyer shall have consented thereto in writing.

         8.11 Sales and Use Tax on Prior Sales. Seller agrees to use its best efforts to furnish to Buyer a clearance certificate from the appropriate governmental agency and any related certificates that Buyer may reasonably request as evidence that all sales and use and other tax liabilities of Seller (other than income tax liabilities) accruing before the Closing Date have been fully satisfied or provided for.

         8.12 Statutory Filings. Seller shall file, and shall cooperate fully with Buyer in preparing and filing, all information and documents necessary or desirable under any statutes or governmental rules or regulations pertaining to the transactions contemplated by this Agreement.

         8.13 Negotiations with Certain Customers. Seller agrees to negotiate with HBO & Company of Georgia ("HBOC") and Intel to evaluate the current state of their respective agreements, contracts and relationships.

         8.14 License Agreement. Seller and Buyer shall enter into a license agreement in substantially the form of Exhibit A attached hereto (the "Interim License Agreement"), pursuant to which Seller grants to Buyer an exclusive license to use the Software from the date of this Agreement until the Closing Date.

         8.15 Sublease. Seller and Buyer shall enter into a Sublease in substantially the form of Exhibit B attached hereto (the "Sublease"), pursuant to which Buyer shall sublease from Seller the premises located at 2560 Ninth Street, Suite 220, Berkeley, California from the date of this Agreement until the Closing Date.

ARTICLE 9. CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

         The obligations of Buyer to purchase the Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set forth in this Article 9. Buyer may waive any or all of these conditions in accordance with Section 15.2 hereof; provided, however, that no such waiver of a condition shall constitute a waiver by Buyer of any of its other rights or remedies, at law or in equity, if Seller shall be in default of any of its representations, warranties or covenants under this Agreement.

         9.1 Accuracies of Seller's Representations and Warranties. All representations and warranties by Seller in this Agreement or in any written statement that shall be delivered to Buyer by Seller under this Agreement shall be true in all material respects on and as of the Closing Date as though made at that time.

         9.2 Absence of Liens. At or prior to the Closing, Buyer shall have received a UCC search report dated as soon as practicable prior to the Closing Date issued by the appropriate governmental authorities indicating that there are no filings under the Uniform Commercial Code on file with such governmental authority which name Seller as debtor or otherwise indicating any lien on the Assets, except for the liens otherwise disclosed in the Schedules hereto.

         9.3 Seller's Performance. Seller shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller on or before the Closing Date.

         9.4 Certification by Seller. Buyer shall have received a certificate, dated the Closing Date, signed by Seller's president or vice president or its chief financial officer, certifying, in such detail as Buyer and its counsel may reasonably request, that all representations and warranties of Seller made in
Article 6 are true and correct as of the Closing Date and that the conditions specified in Sections 9.1 and 9.3 have been fulfilled.

         9.5 Assignment and Assumption Agreements. Seller and Buyer shall have entered into assignment and assumption agreements for the License Agreements and any other agreements of Seller to be assumed pursuant to Article 4, in form and substance reasonably satisfactory to Buyer's counsel.

         9.6 Bill of Sale. Seller shall have executed a bill of sale in substantially the form of Exhibit C attached hereto, with respect to the Assets.

         9.7 Opinion of Seller's Counsel. Buyer shall have received from Gray Cary Ware & Freidenrich, LLP, counsel for Seller, an opinion dated the Closing Date, in form reasonably satisfactory to Buyer's counsel.

         9.8 Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the Closing Date.

         9.9 Corporate Approval. The execution and delivery of this Agreement by Seller, and the performance of its covenants and obligations under it, shall have been duly authorized by all necessary corporate action, and Buyer shall have received copies of all resolutions of directors and stockholders pertaining to that authorization, certified by the secretary of Seller.

         9.10 Good Standing Certificate. Buyer shall have received a good standing certificate for Seller dated as soon as practicable prior to the Closing Date, issued by the appropriate governmental authorities.

         9.11 Consents. All agreements and consents of any parties to the consummation of the transaction set forth on Schedule 6.18 shall have been obtained by Seller and delivered to Buyer.

         9.12 Approval of Documentation. The form and substance of all certificates, instruments, opinions and other documents delivered to Buyer under this Agreement shall be satisfactory in all reasonable respects to Buyer and its counsel.

         9.13 Employment Arrangements.. Buyer shall have entered into employment arrangements with each of Gerald Zieg, James Martin, Brian Cronin, Mark Fossen, Vicky Hilton, Jessica Radocy, Jan Maisler and Tim Wheeler.

         9.14 Bulk Transfer Notice. Division 6 of the California Uniform Commercial Code shall have been complied with or waived.

         9.15 Change of Corporate Name. Seller shall have changed its corporate name to a name not using "HealthDesk" or any similar name.

         9.16 Condition of Assets. The Assets shall not have been materially or adversely affected in any way as a result of any fire, accident, storm or other casualty or labor or civil disturbance or act of God or the public enemy.

         9.17 MIIX Agreement. Buyer shall have entered into a royalty agreement with MIIX Healthcare Group, Inc.

         9.18 HBOC Agreement. HBOC shall amend its existing agreement with Seller, which shall be assigned to Buyer pursuant thereto, or Buyer shall have entered into a revised marketing agreement with HBOC.

ARTICLE 10. CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

         The obligations of Seller to sell and transfer the Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions:

         10.1 Accuracy of Buyer's and Parent's Representations and Warranties. All representations and warranties by Buyer and Parent contained in this Agreement or in any written statement delivered by Buyer or Parent under this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of that date.

         10.2 Buyer's and Parent's Performance. Before or at the Closing, Buyer and Parent shall have performed and complied with all covenants and agreements, and satisfied all conditions required by this Agreement to be performed, complied with, or satisfied.

         10.3 Payment of Purchase Price. Buyer shall deliver to Seller against delivery of the items specified in Article 9 hereof a certified or bank cashier's check, or a wire transfer of immediately available funds, in the amount of $626,278, payable to Seller.

ARTICLE 11. OBLIGATIONS OF THE PARTIES AFTER THE CLOSING

         11.1 Preservation of Goodwill. Following the Closing, Seller will restrict its activities so that Buyer's reasonable expectations with respect to the goodwill, business reputation, employee relations and prospects connected with the Assets will not be materially impaired. In furtherance but not in limitation of this general obligation, Seller agrees that, for a period of three years following the Closing Date, or as long as Buyer or its heirs, assigns or successors in interest carry on a like business in the counties or areas specified, whichever is shorter:

             (a) Seller will not engage in any business or activity which is substantially the same as, or represents an outgrowth of, any business or activity presently conducted by Seller if such business or activity extends to any of the geographic areas set forth in Schedule 11.1 in which Seller has heretofore engaged in business or otherwise established its goodwill, business reputation, or any customer relations.

                  The parties intend that the covenant contained in the preceding portion of this Section 11.1(a) shall be construed as a series of separate covenants, one for each geographic area specified in Schedule 11.1. Except for geographic coverage, each separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraph. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this Section, then this unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

             (b) Seller will not disclose to any person, or use for its own benefit, any price lists, pricing data, customer lists or similar matters possessed by them relating to the Assets or the Business transferred to Buyer unless it first clearly demonstrates to Buyer that such matters are, at the time of the proposed disclosure or use, of common knowledge within the trade.

         11.2 Change of Name. Seller agrees that after the Closing Date it shall not use or employ in any manner, directly or indirectly, the name "HealthDesk", or any variation thereof, and that it will take and cause to be taken all necessary action by Seller's board of directors, stockholders and any other persons in order to make this change in Seller's name effective on or before the Closing Date.

         11.3 Access to Records. From and after the Closing, Seller shall allow Buyer, and its counsel, accountants and other representatives, such access to records which after the Closing are in the custody or control of Seller as Buyer reasonably requires in order to comply with its obligations under the law or under contracts assumed by Buyer pursuant to this Agreement.

         11.4 Nonsolicitation of Employees. Seller shall not, prior to the third anniversary of the Closing, solicit any employee of Buyer or Parent or of any direct or indirect subsidiary of Buyer or Parent to leave such employment if such employee was at any time between the date hereof and the Closing an employee of Seller.

         11.5 Further Assurances. At any time after the Closing Date, each of Seller, Buyer and Parent shall execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer, reasonably requested by any other party, and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by such other party in furtherance of the transactions contemplated by this Agreement.

         11.6 Termination of IAC Contract. Buyer agrees to pay to Information Access Company ("IAC"), on or about November 15, 1998 or the Closing Date, whichever is later, the sum of $65,000 in connection with the termination of that certain Online Vendor License Agreement, dated August 12, 1996, between IAC and Seller, as amended (the "IAC Agreement"); provided, however, that IAC agrees to continue its obligations under the IAC Agreement, and Buyer shall be entitled to all of Seller's rights under the IAC Agreement, until February 28, 1999.

ARTICLE 12. INDEMNIFICATION

         12.1. Indemnification by Seller. Seller shall defend, indemnify and hold harmless each of Buyer, Parent and their respective employees, successors and assigns (Buyer, Parent and such persons, collectively, "Buyer's Indemnified Persons"), and shall reimburse Buyer's Indemnified Persons, for, from and against each and every demand, claim, loss (which shall include any diminution in value), liability, judgment, damage, cost and expense (including, without limitation, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, "Losses") imposed on or incurred by Buyer's Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of: (a) any inaccuracy in any representation or warranty, or any breach or nonfulfillment of any covenant, agreement or other obligation of the Seller under this Agreement, the schedules hereto or any certificate or other document delivered or to be delivered pursuant hereto; and (b) any obligation of Seller relating to the Assets and any other matter arising out of or related to the operation of the Business arising prior to or on the Closing Date. The maximum liability of Seller under this Section 12.1 shall be limited to the Purchase Price.

         12.2. Indemnification by Buyer and Parent. Buyer and Parent shall defend, indemnify and hold harmless the Seller, its successors and assigns (Seller and such persons, collectively, "Seller's Indemnified Persons"), and shall reimburse Seller's Indemnified Persons, for, from and against all Losses imposed on or incurred by Seller's Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of: (a) any inaccuracy in any representation or warranty, or any breach or non-fulfillment of any covenant, agreement or other obligation of Buyer or Parent under this Agreement or any certificate or other document delivered or to be delivered pursuant hereto; and
(b) any obligation of Buyer relating to the License Agreements or any other matter arising out of or related to the operation of the Business arising after the Closing Date.

         12.3. Notice and Defense of Third Party Claims. If any action, claim or proceeding shall be brought or asserted under this Article 12 against an indemnified party or any successor thereto (the "Indemnified Person") in respect of which indemnity may be sought under this Article 12 from an indemnifying person or any successor thereto (the "Indemnifying Person"), the Indemnified Person shall give prompt written notice of such action or claim to the Indemnifying Person who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all expenses; except that any delay or failure to so notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing actions, claims or proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless both the Indemnified Person and the Indemnifying Person are named as parties and the Indemnified Person shall in good faith determine that representation by the same counsel is inappropriate due to material conflicts of interest. In the event that the Indemnifying Person, within ten days after notice of any such action or claim, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such action, claim or proceeding for the account of the Indemnifying Person, subject to the right of the Indemnifying Person to assume to the defense of such action, claim or proceeding with counsel reasonably satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof. Anything in this Article 12 to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person's prior written consent, settle or compromise any action or claim or proceeding or consent to entry of any judgment with respect to any such action or claim that requires solely the payment of money damages by the Indemnifying Person and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Person from all liability in respect of such action, claim or proceeding.

ARTICLE 13. COSTS.

         13.1 Finder's or Broker's Fees. Each of the parties represents and warrants that it has not dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions.

         13.2 Expenses. Each of the parties shall pay all costs and expenses, including but not limited to attorneys' fees, incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

ARTICLE 14. FORM OF AGREEMENT.

         14.1 Headings. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

         14.2 Entire Agreement; Modification; Waiver. This Agreement, together with the License Agreement and the Voting Agreement, constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         14.3 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ARTICLE 15. PARTIES

         15.1 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party hereto.

         15.2 Assignment. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

ARTICLE 16. TERMINATION

         16.1. Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date by the mutual written consent of Buyer and Seller.

         16.2. Termination by Buyer or Seller. This Agreement may be terminated at any time prior to the Closing Date by Buyer or Seller (i) if the Closing has not occurred on or before November 30, 1998, unless the party seeking to invoke this subclause (i) is then in material breach of any of its obligations hereunder; (ii) if a court of competent jurisdiction or any governmental authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable, or (iii) if the other party shall have breached or failed to comply in all material respects with its representations, warranties, covenants and agreements contained in this Agreement; provided, however, that if such breach or failure is reasonably capable of being cured on or before November 30, 1998 and such party commences such cure as soon as practicable and diligently prosecutes (subject to any other limitations of this Agreement) such cure, such party shall be entitled to postpone the Closing Date for a period reasonably sufficient to effect such cure to the reasonable satisfaction of the party asserting such breach or failure, but in no event beyond November 30, 1998.

         16.3. Effect of Termination. In the event of termination of this Agreement pursuant to this Article 16, no party hereto (or, in the case of Buyer, any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, provided that, if this Agreement is so terminated by a party because one or more of the conditions to such party's obligations hereunder is not satisfied as a result of the other party's willful failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies for breach of contract or otherwise, including, without limitation, damages relating thereto, shall also survive such termination unimpaired.

ARTICLE 17. NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         All representations, warranties, covenants and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion or other writing provided for hereunder, shall survive the Closing for a period of one year.

ARTICLE 18. NOTICES.

         All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail registered or certified, postage prepaid, and properly addressed as follows:

         Buyer and Parent:                 Patient InfoSystems, Inc.
                                           Patient InfoSystems Acquisition Corp.
                                           46 Prince Street
                                           Rochester, New York 14607
                                           Attn: Donald A. Carlberg

         with copy to:                     Gibbons, Del Deo, Dolan,
                                           Griffinger & Vecchione
                                           A Professional Corporation
                                           One Riverfront Plaza
                                           Newark, New Jersey 07102-5497
                                           Attn: Jeffrey A. Baumel, Esq.

         Seller:                           HealthDesk Corporation
                                           c/o Equity Dynamics
                                           2116 Financial Center
                                           Des Moines, Iowa 50309
                                           Attn:  Joseph Dunham

         with copy to:                     Gray Cary Ware & Freidenrich, LLP
                                           400 Hamilton Avenue
                                           Palo Alto, California 94301-1825
                                           Attn:  Peter M. Astiz, Esq.

         Any party may change its address for purposes of this Article by giving the other parties written notice of the new address in the manner set forth above.

ARTICLE 19. GOVERNING LAW

         This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, without giving effect to conflicts of laws principles.

ARTICLE 20. MISCELLANEOUS

         20.1 Recovery of Litigation Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

         20.2 Announcements. Seller shall not make any announcements to the public or to employees of Seller concerning this Agreement or the transactions contemplated hereby without the prior approval of Buyer, which will not be unreasonably withheld. Notwithstanding any failure of Buyer to approve it, Seller may make an announcement of substantially the same information as theretofore announced to the public by Buyer, or any announcement required by applicable law, but Seller shall in either case notify Buyer of the contents thereof reasonably promptly in advance of its issuance.

         20.3 References. Unless otherwise specified, references to Sections or Articles are to Sections or Articles in this Agreement.

         IN WITNESS WHEREOF, the parties to this Agreement have duly executed it as of the day and year first above-written.

BUYER:                                            PATIENT INFOSYSTEMS
                                                  ACQUISITION CORP.


                                                  By:________________________
                                                  Name:  Donald A. Carlberg
                                                  Title: President

PARENT:                                           PATIENT INFOSYSTEMS, INC.


                                                  By:________________________
                                                  Name:  Donald A. Carlberg
                                                  Title: President


SELLER:                                           HEALTHDESK CORPORATION


                                                  By:________________________
                                                  Name:  Terry Brandt
                                                  Title: Chief Technical Officer

                                    EXHIBIT A

                                License Agreement

                                    EXHIBIT B

                                    Sublease

                                    EXHIBIT C

                                  Bill of Sale

                           SOFTWARE LICENSE AGREEMENT

         This SOFTWARE LICENSE AGREEMENT (the "Agreement"), dated as of September 29, 1998 by and between HEALTHDESK CORPORATION, a California corporation ("Licensor"), and PATIENT INFOSYSTEMS ACQUISITION CORP., a Delaware corporation ("Licensee").

                                    RECITALS:

         WHEREAS, the parties hereto, together with Patient InfoSystems, Inc. have entered into a certain Asset Purchase Agreement, of even date herewith (the "Asset Purchase Agreement"), pursuant to which Licensor has agreed to sell to Licensee, substantially all of Licensor's assets used in the Business (as defined in the Asset Purchase Agreement); and

         WHEREAS, Licensee desired to license the right to use the Licensed Product until the closing of the transactions contemplated by the Asset Purchase Agreement.

         NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. DEFINITIONS. For purposes of this Agreement, the following definitions shall apply:

            (a) "Asset Purchase Agreement" shall have the meaning set forth in the recitals hereto.

            (b) "Licensed Product" shall mean collectively the Licensed Software and Licensed Documentation (as hereinafter defined).

            (c) "Licensed Software" shall mean the HealthDesk Online software, CareTeam Connect software and software related products for use in the healthcare, wellness and disease management industries.

            (d) "Licensed Documentation" shall mean all specifications and other supporting documentation for or related to the Licensed Software as may be provided to Licensee by Licensor.

         2. LICENSE. (a) Licensor hereby grants Licensee and Licensee hereby accepts, for a period commencing on the date hereof and terminating on the Closing Date (as defined under the Asset Purchase Agreement) or unless sooner terminated pursuant to Section 9 herein, solely for Licensee's use and solely in connection with the Business, and without the right to alienate, assign, sub-license, or otherwise transfer all or any part of the rights so granted, an exclusive, non-transferable, royalty-free, worldwide license to use the Licensed Product in accordance with the terms, conditions and provisions of this Agreement. Licensor shall provide such additional support services as shall be reasonably requested by Licensee.

            (b) Licensee acknowledges and agrees that, until the Closing Date, the Licensed Product is and shall remain the sole and exclusive property of Licensor.

         3. USE OF LICENSED PRODUCT.

            (a) Licensee agrees not to reverse engineer, reverse compile, decompile, or disassemble the Licensed Product in any manner or form and will not either itself or permit others to create or attempt to create by reverse engineering, reverse compiling, de-compiling, disassembling or otherwise, the source programs or any part thereof from information made available by Licensor under this Agreement or otherwise (whether oral or written, tangible or intangible). Licensee will not attempt to modify or alter the Licensed Product in any manner or form without the prior written consent of Licensor, which consent shall not be unreasonably withheld.

            (b) Licensee shall not copy, reproduce or duplicate the Licensed Product, and/or any tangible media containing the Licensed Product, in any manner or form, in whole or in part, without the prior written consent of Licensor, which consent shall not be unreasonably withheld, and the payment of an acceptable additional license fee, if so required. Licensee shall use its best efforts to prevent and not permit any third parties, persons or entities from copying, reproducing, duplicating, examining, inspecting, studying, and/or reviewing the Licensed Product.

            (c) All copies of the computer programs which constitute all or a portion of the Licensed Product, whether in printed or machine readable form, and whether on storage media or otherwise, and all legends, trademarks, service marks, and copyright notices contained on or in the Licensed Product as delivered to Licensee by Licensor shall be considered part of the Licensed Product subject to this Agreement. Licensee shall not remove from, alter, modify or deface any copyright notice, trademark, service mark, logo, name, decal or imprint affixed to or on the Licensed Product, but not limited to, those which identify Licensor or any other party as the source of origin of such goods, products, or Licensed Product. Licensee shall not attempt to register any copyrights, register any trademarks or service marks, or apply for any patent or other intellectual property protection for the Licensed Product, any segments or portions thereof, or any marks, logos, names, decals or imprints associated therewith.

            (d) During the term of this Agreement, Licensor shall, upon Licensee's reasonable request, consult and provide expert assistance to Licensee in developing the Licensed Product.

         4. CONFIDENTIALITY/PROPRIETARY INFORMATION.

            (a) Licensee acknowledges that the Licensed Product and all materials, information, specifications, programs, source or object codes, documentation, flow charts and other materials of any type whatsoever (tangible or intangible, machine or human readable), and the ideas, techniques, know-how and procedures contained or revealed in any of the foregoing supplied to Licensee by Licensor under this Agreement ("Confidential Information"), and any part or portion of any of the foregoing, are confidential and contain trade secrets of Licensor, disclosed to Licensee on a confidential basis to be used only as permitted by this Agreement. Licensee acknowledges that the Confidential Information is the exclusive property and the commercially valuable proprietary right of Licensor.

            (b) Licensee agrees not to disclose or otherwise make the Confidential Information or information pertaining thereto, whether written or oral, available to any person other than employees, officers and directors of Licensee required to have such knowledge for the purposes contemplated by this Agreement. Licensee agrees that it shall not disclose, use, sell, assign, lease, sub-license, commercially exploit or otherwise market in any way or manner the Confidential Information.

            (c) The terms and provisions of this Section 4 shall survive the termination, cancellation or expiration of this Agreement for any reason.

         5. NO WARRANTIES. THE LICENSED PRODUCT IS PROVIDED ON AN "AS-IS" BASIS, AND LICENSOR MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE LICENSED PRODUCT.

         6. LIMITATION OF LIABILITY. IN NO EVENT AND UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE RESPONSIBLE OR LIABLE TO THE OTHER PARTY HERETO FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS, INCLUDING, BUT NOT LIMITED TO, FOR LOSS OF DATA, LOSS OF USE, INVASION OF PRIVACY, OR THE LIKE ARISING OUT OF OR RELATED TO THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY THEREOF. The terms and provisions of this Section 6 shall survive the termination, cancellation or expiration of this Agreement for any reason.

         7. INDEMNIFICATION. Licensee agrees to defend, indemnify, and hold harmless Licensor and its principals, directors, officers, employees, and agents from and against any and all direct liabilities, penalties, claims, demands, suits, and causes of actions of any nature whatsoever, and any and all damages, costs, and expenses sustained or incurred (including cost of defense, settlement, and reasonable attorneys' fees), asserted by or on behalf of any person or entity relating to, arising out of, or concerning any breach of this Agreement. The indemnities and remedies set forth in this Section 7 shall survive the termination, cancellation or expiration of this Agreement.

         8. NATURE OF RELATIONSHIP. Both Licensor and Licensee shall be independent contractors under this Agreement. Neither party shall be considered or deemed to be an affiliate, agent, partner or joint venturer of the other party and neither party has the right or power, express or implied, to do any act or thing that would bind the other, except as specifically provided in this Agreement. Neither of the parties has the right or authority to, and shall not, incur any obligation or liability on behalf of the other.

         9. TERMINATION. (a) Subject to any other terms or provisions in this Agreement, Licensor may, by written notice to Licensee, terminate this Agreement and any license granted to Licensee hereunder if:

                (1) the Asset Purchase Agreement is terminated in accordance with the terms thereof, or the transactions contemplated thereby have closed;

                (2) Licensee commits a material breach of any provision of this Agreement and such breach is not cured within ten (10) days after Licensor gives Licensee written notice thereof; or

                (3) Licensee becomes or is declared insolvent or bankrupt, whether voluntarily or involuntarily, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations.

            (b) Upon the termination, cancellation or expiration of this Agreement, Licensee shall immediately return to Licensor the Licensed Product, any and all Confidential Information provided by Licensor to Licensee under this Agreement and any and all copies of the foregoing.

         10. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations and understandings of the parties.

         11. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12. ASSIGNMENT. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. Licensee shall not sub-license, assign, transfer or otherwise convey the Licensed Product or any of the rights granted hereunder without Licensor's prior written consent, which consent shall not be unreasonably withheld.

         13. GOVERNING LAW. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California, without giving effect to conflicts of laws principles thereof.

         14. CAPITALIZED TERMS. Capitalized terms referred to herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Asset Purchase Agreement.

         IN WITNESS WHEREOF, the parties to this Agreement have duly executed it as of the day and year first above-written.

LICENSOR:                                        HEALTHDESK CORPORATION


                                                 By:____________________________
                                                 Name:
                                                 Title:

LICENSEE:                                        PATIENT INFOSYSTEMS
                                                 ACQUISITION CORP.

                                                 By:____________________________
                                                 Name:
                                                 Title:

                                    SUBLEASE

         THIS SUBLEASE (the "Sublease") is made as of the 29 day of September, 1998, between HEALTHDESK CORPORATION, a California corporation, having its principal place of business at 2560 Ninth Street, Suite 220, Berkeley, California 94710 ("Sublandlord") and PATIENT INFOSYSTEMS ACQUISITION CORP., a Delaware corporation, having its principal place of business at 46 Prince Street, Rochester, New York 14607 ("Subtenant").

                                    RECITALS:

         A. Sublandlord is tenant under an Office Lease (the "Prime Lease," a complete copy of which is annexed hereto as Schedule A) dated September 11, 1995 with Parker Associates, a California limited partnership (the "Prime Lessor"), relating to property identified as Suite 220 in Parker Plaza, 2560 Ninth Street, Berkeley, California, more particularly described in the Prime Lease, and referred to herein as the "Premises."

         B. Sublandlord desires to sublet to Subtenant, and Subtenant desires to sublet from Sublandlord, all of the Premises.

         NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree:

         1. Sublease. Sublandlord hereby subleases the Premises to Subtenant, and Subtenant hereby subleases the Premises from Sublandlord, on the terms and conditions hereinafter set forth.

         2. Term of Sublease. The Sublease shall commence on the date hereof (the "Commencement Date") and shall be a month-to-month tenancy terminable upon 10 business days advance written notice by either party.

         3. Rent. Subtenant shall pay Sublandlord the Rent at the office of Sublandlord first above appearing, or at such other place as Sublandlord may designate in writing. Rent shall be payable in equal monthly installments in advance on the first day of each calendar month during the Term.

         4. Occupancy. Subject to the terms and provisions hereinafter set forth, Subtenant shall be permitted to enter into occupancy of the Premises on the Commencement Date.

         5. Prime Lease; Inapplicable Provisions. This Sublease is subject to and subordinate to the Prime Lease, and all defined terms used herein, unless otherwise indicated, shall have the meanings given to them in the Prime Lease. The term "Landlord" as used in the Prime Lease shall refer to Sublandlord hereunder, "Tenant" as used in the Prime Lease shall refer to Subtenant hereunder, "Commencement Date" shall refer to the Commencement Date of this Sublease and "Term" shall refer to the Term of this Sublease, except as otherwise expressly provided in this Sublease. The obligations of Sublandlord in the Prime Lease shall be the obligations of Subtenant hereunder, and Subtenant assumes and shall perform all of the terms of the Prime Lease to be performed by Sublandlord as tenant thereunder with respect to the Premises for the term of this Sublease, except to the extent the provisions of the Prime Lease are inconsistent with or are superseded or supplemented by specific terms and provisions of this Sublease. The following provisions of the Prime Lease shall not apply to this Sublease:

                  (a)  The Term (paragraph 3(a));

                  (b)  Security Deposit (paragraph 15);

                  (c)  Rental Adjustment (paragraph 29);

                  (d)  Taxes Payable by Tenant (paragraph 30); and

                  (e)  Basic Operating Costs (Paragraph 38).

         6. Prime Lease Indemnity. Subtenant shall neither do nor permit anything to be done which would cause the Prime Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in the Prime Lessor under the Prime Lease, and Subtenant shall indemnify and hold Sublandlord harmless from and against all claims of any kind whatsoever by reason of any breach or default on the part of Subtenant by reason of which the Prime Lease may be terminated or forfeited.

         7. "As Is" Condition. Subtenant has inspected the Premises and accepts the same from Sublandlord in its present condition "as is." Subtenant acknowledges and agrees with Sublandlord that neither Sublandlord, nor any employee of Sublandlord, nor other party claiming to act on Sublandlord's behalf has made any representation, warranty, estimation, or promise of any kind or nature whatsoever relating to the physical condition of the Premises.

         8. Prime Lessor Consent. The Sublease shall be of no force and effect, and the parties shall have no rights or liabilities hereunder, until the terms hereof are approved in writing by Prime Lessor. Either party can terminate this Sublease if the contingency in the prior sentence has not been satisfied or waived by September 30, 1998.

         9. Miscellaneous.

            (a) Each party warrants that it is authorized to enter into the Sublease, that the person signing on its behalf is duly authorized to execute the Sublease, and that no other signatures are necessary.

            (b) All prior understandings and agreements between the parties with respect to the subject matter hereof are merged within this Sublease, which alone fully and completely sets forth the understanding of the parties. This Sublease shall not be modified, altered or amended in any way except by agreement in writing, signed by the parties hereto.

            (c) The terms, covenants and conditions contained in this Sublease shall be binding on and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

            (d) If any provision of the Sublease is invalid or unenforceable to any extent, then that provision and the remainder of this Sublease shall continue in effect and be enforceable to the fullest extent permitted by law.

            (e) The parties chose this Sublease document because it is fair to both parties. Therefore, the parties agree that it shall be construed as if both parties were equally responsible for drafting the Sublease and the rule of construction of construing against the drafter shall not apply.

            (f) This Sublease shall be governed by the laws of the State of California.

            (g) This Sublease shall not be binding unless signed by both parties and an originally signed counterpart is delivered to Subtenant.

            (h) Subtenant warrants and represents to Sublandlord that this Sublease and the transaction contemplated hereby is legally binding on, and enforceable against Subtenant in accordance with its terms.

            (i) Notices shall be sent and deemed to have been given as provided in Paragraph 28 of the Prime Lease, to Sublandlord and Subtenant at their addresses in the first paragraph of this Sublease.

         INTENDING TO BE LEGALLY BOUND, this instrument has been executed as of the day and year first appearing.

                                                 SUBLANDLORD:

                                                 HEALTHDESK CORPORATION



                                                 By:____________________________
                                                 Name:
                                                 Title:

                                                 SUBTENANT:

                                                 PATIENT INFOSYSTEMS
                                                 ACQUISITION CORP.



                                                 By:____________________________
                                                 Name:
                                                 Title: